 CorMedix: Initial Close on Financing and Extension Granted to Regain

Compliance with NYSE Amex Listing Standards

Bridgewater, New Jersey, September 25, 2012 (Business Wire) – CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal disease, held the initial financial closing on September 20, 2012, of its private placement of Units consisting of (i) a one-year $1,000 aggregate principal amount 9% Senior Convertible Note, convertible into shares of common stock, par value $0.001 per share, at a conversion price of $0.35 per Note, and (ii) a five-year redeemable Warrant, to purchase 2,500 shares of Common Stock, to certain accredited investors pursuant to a Subscription Agreement. The Units are being offered on a “reasonable efforts, all-or-none” basis as to 500 Units for a minimum amount of $500,000, and, thereafter on a “reasonable efforts” basis as to the remaining 2,500 Units for a maximum amount of $3,000,000. At the initial closing, the Company sold 850 Units for a total gross amount of $850,000. After the initial closing, the Company may sell up to the Maximum Amount and further closings may be conducted for the sale of the Units until November 14, 2012. Proceeds from the 2012 Offering will be used by the Company for marketing, manufacturing, rent and utilities, licensing obligations, payroll and working capital and general corporate purposes. “We are happy to announce the initial closing mainly through our management, directors and existing shareholders,” said Rich Cohen, Interim CEO and Interim CFO.

Subsequently, on September 21, 2012, the NYSE Amex notified the Company that the NYSE Amex was granting the Company an extension until January 31, 2013 to regain compliance with the continued listing standards of the NYSE Amex. As a result, the NYSE-Amex is continuing the Company’s listing pursuant to the extension. The Company will be subject to periodic review by the NYSE-Amex during the extended plan period. Failure to make progress consistent with the plan or to regain compliance with continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE-Amex. CorMedix will be subject to periodic review by the NYSE-Amex Staff during the extension period.

CorMedix had earlier received notice on June 27, 2012 from the NYSE Amex LLC (the “NYSE-Amex”) that the NYSE-Amex had accepted the CorMedix plan to regain compliance with continued listing standards of the NYSE-Amex. CorMedix’s plan was submitted on May 17, 2012 in response to a letter from the NYSE-Amex which informed CorMedix it was below certain of the NYSE-Amex’s continued listing standards due to financial impairment as set forth in Section 1003(a)(iv) of the NYSE-Amex Company Guide. CorMedix was afforded the opportunity to submit a plan to regain compliance to the NYSE-Amex and on May 17, 2012 presented its plan to the NYSE-Amex. On June 27, 2012 the NYSE-Amex notified CorMedix that it accepted the plan to regain compliance and granted CorMedix an extension until August 22, 2012 to regain compliance with the continued listing standards.

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease. CorMedix most advanced product candidate: CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; the risks and uncertainties associated with: CorMedix’s ability to manage its limited cash resources, obtaining additional financing to support CorMedix's research and development and clinical activities and operations, including any subsequent closings of CorMedix’s private placement; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including CE Marking for Neutrolin® in Europe; CorMedix's ability to enter into and maintain collaborations with third parties for its development programs; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's' dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix's ability to maintain listing on NYSE-Amex. These and other risks are described in greater detail in CorMedix's filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts:

Randy Milby

Chief Operating Officer

CorMedix Inc.

908-517-9489